                                                                       Exhibit 3
                                                                       ---------


                          PROXY AND OPTION AGREEMENT
                          --------------------------

================================================================================

                          PROXY AND OPTION AGREEMENT
                                     AMONG

                            HAMILTON HOLDINGS, LTD.

                                      AND

                           JAMES RIVER COAL COMPANY





                         -----------------------------

                         DATED AS OF DECEMBER 15, 1997

                         -----------------------------

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

                          PROXY AND OPTION AGREEMENT
                          --------------------------

     THIS PROXY AND OPTION AGREEMENT, dated as of December 15, 1997 (this "Agreement"), by and between Hamilton Holdings, Ltd., a Kentucky limited partnership ("Stockholder"), and James River Coal Company, a Virginia corporation ("JRCC"), recites and provides as follows.

     WHEREAS, the Stockholder collectively owns of record and beneficially 470,240 shares of common stock, par value $.01 per share (the "Company Common Stock"), of Blue Diamond Coal Company, a Delaware corporation (the "Company") (such Stockholder's shares, together with any other voting or equity securities of the Company hereafter acquired by Stockholder prior to the termination of this Agreement, being referred to collectively as the "Shares");

     WHEREAS, JRCC and Stockholder have discussed the desire of JRCC to (a) negotiate, execute and consummate an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company will merge with and into JRCC or one of its subsidiaries or (b) make a cash tender offer pursuant to a Merger Agreement, or otherwise, for all outstanding shares of Company Common Stock (the "Tender Offer") followed by a merger of the Company with and into JRCC or one of its subsidiaries, in either such case for a price per share of Company Common Stock equal to the Purchase Price, as defined herein (in either such case, the "Merger"); and

     WHEREAS, as a condition to the willingness of JRCC to pursue the Merger, JRCC has requested that Stockholder agree, and in order to induce JRCC to take certain actions and incur substantial expenses in pursuit thereof, Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:


1.   VOTING OF SHARES; IRREVOCABLE PROXY.

     (a) During the term of this Agreement, Stockholder in its capacity as such, hereby agrees to vote all of its Shares at any annual, special or adjourned meeting of the stockholders of the Company (1) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and hereof; and (2) except as otherwise agreed to in writing in advance by JRCC, against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries with any person, other than JRCC; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; or (iii) (A) any change in a majority of the persons who constitute the Board of Directors of the Company as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws, as amended to date; (C) any other material change in the Company's corporate structure or business; or
(D) any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement.

     (b) Stockholder hereby irrevocably constitutes and appoints JRCC as its sole and exclusive and true and lawful agent and attorney-in-fact, with full power of substitution, to vote all Company Common Stock that the holder is entitled to vote as indicated in Paragraph 1(a) above in favor of the Merger, to the same extent and with the same effect as the Stockholder might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation. This proxy shall become effective as of the date hereof and shall expire upon termination of this Agreement. This proxy is coupled with an interest and shall be irrevocable and binding upon any and all transferees of the Shares so long as it remains in effect pursuant to the terms hereof. Stockholder will take such further action as may be necessary to effect the foregoing and hereby revokes any proxy previously granted by Stockholder with respect to the Shares.

2.   TENDER OF SHARES.

     (a) During the term of this Agreement, and in the event JRCC commences a Tender Offer pursuant to a Merger Agreement or otherwise, Stockholder hereby agrees to validly tender and sell (and not withdraw) pursuant to and in accordance with the terms of the Tender Offer all of such Stockholder's Shares, provided such Shares are purchased and paid for on or before the Option Expiration Date (as defined below). Notwithstanding the provisions of this
Section 2(a), in the event Stockholder withdraws its Shares from the Tender Offer for any reason or any such Shares are not purchased pursuant to the Tender Offer, such Shares shall remain subject to the terms of this Agreement. Stockholder acknowledges that JRCC's obligation to accept for payment and pay for the Shares in the Tender Offer is subject to all the terms and conditions of the Tender Offer.

     (b) Stockholder hereby agrees to permit JRCC to publish and disclose in the Offer to Purchase and all other related offering materials filed by JRCC with the Securities and Exchange Commission (the "SEC") or otherwise by JRCC in connection with the Tender Offer and, if approval of the stockholders of the Company is required under applicable law in connection with the Merger, in the proxy statement sent to the stockholders of the Company, including all documents and schedules filed with the SEC, its identity and ownership of Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

     (c) The terms of this Agreement shall apply to all Shares issued pursuant to the exercise of stock options issued by the Company to Stockholder, and Stockholder agrees to tender all Shares issued upon the exercise of such stock options. Notwithstanding anything in this Agreement to the contrary, (i) until the exercise of any such stock options, the term "Shares" as used herein shall be deemed not to include any such stock options, and (ii) nothing contained herein shall be deemed to require Stockholder to exercise such stock options in order to tender the Shares issued upon such exercise.

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

3.   NONREFUNDABLE PAYMENT.

     (a) In consideration for Stockholder (i) agreeing to vote its shares and granting to JRCC the irrevocable proxy provided for in Paragraph 1 above; (ii) agreeing to tender its Shares as provided in Paragraph 2 above; and (iii) granting the Option provided for in Paragraph 4, JRCC shall pay to Stockholder $1,000,000 on the date hereof. Such amount shall, subject to Paragraphs 3(b) and
(c) below, be nonrefundable, but shall be credited in full against the amount Stockholder would otherwise be entitled to receive upon conversion of its Shares in the Merger, pursuant to any Tender Offer or pursuant to the exercise of the Option provided in Paragraph 4 below.

     (b) If the Shares, on a fully diluted basis, do not represent a majority of the issued and outstanding shares of Company Common Stock on the date established for the purchase of the Shares by JRCC, whether in accordance with the Merger or upon exercise of the Option, the $1,000,000 to be paid by JRCC pursuant to Paragraph 3(a) above shall be fully refundable to JRCC.

     (c) If Stockholder's representations and warranties set forth in paragraph 10 are not true and correct, if Stockholder breaches any covenant or agreement set forth herein or if the Company is not exempt from Section 203 of the Delaware General Corporation Laws, the $1,000,000 to be paid by JRCC pursuant to Paragraph 3(a) above shall be fully refundable to JRCC.

4.   OPTION TO PURCHASE SHARES.

     (a) Stockholder hereby grants to JRCC an option (the "Option") to purchase on or before February 13, 1998 (the "Option Expiration Date") all of the Shares at a purchase price per Share (the "Purchase Price") equal to the sum of (i) $60.413 in cash plus (ii) the right to receive after the Closing Date (as defined below) the Contingency Amount, if any, as defined below, divided by the number of shares of Common Stock issued and outstanding on the date the Shares are purchased pursuant to the Option or the Merger, as applicable. JRCC may give Stockholder written notice (the "Notice") of its intent to exercise the Option at any time during the term of this Agreement. The Notice shall specify the date (the "Closing Date") established for purchasing the Shares which shall be no later than 2 business days following the date of the Notice. On the Closing Date, JRCC shall wire transfer to an account designated by Stockholder an amount equal to the difference between (i) the product of the Purchase Price multiplied by the number of Shares and (ii) $1,000,000. Upon receipt of payment Stockholder shall deliver to JRCC stock certificates evidencing the Shares endorsed in blank or accompanied by applicable stock powers, plus such other documents of conveyance as JRCC may reasonably request.

     (b) The Contingency Amount shall mean an amount equal to 50% of any reduction (net of any applicable federal and state income taxes) between the date hereof and the fifth anniversary of the date hereof in the Company's liability under the Coal Industry Retiree Health Benefit Act of 1992 (the "Act"), such reduction arising solely as a result of federal legislation enacted after the date hereof or a non-appealable judicial determination which in either case reduces the amount required to be paid by the Company to retirees or their beneficiaries or reduces the number of retirees that the Company is required to compensate. Such amount shall be determined by William M. Mercer, Inc., or another firm mutually acceptable to JRCC and Stockholder, with the expenses of engaging such firm borne by JRCC.

5.   TRANSFER OF THE SHARES.

     During the term of this Agreement, except as otherwise provided herein, Stockholder shall not (a) offer to sell, pledge or otherwise dispose of or transfer any interest in or encumber with any lien, any of the Shares, (b) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect to such Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any shares of Company Common Stock or any other securities of the Company.

6.   NO SOLICITATION.

     During the term of this Agreement, neither Stockholder nor any partner, director, officer, employee, affiliate or representative of Stockholder or any representative of such person or entity, shall institute, pursue, encourage or continue any discussions, negotiations or agreements (whether preliminary or definitive), including providing any information, with any person or entity other than JRCC contemplating or providing for any public or private offering of equity, merger, share exchange, acquisition, purchase or sale of a significant amount of shares or assets or other business combination or change in control of the Company. Stockholder shall not furnish any non-public information to any party other than JRCC with respect to such a proposed transaction. Stockholder shall promptly notify JRCC to the extent that it receives any inquiry relating to any such transaction.

     Notwithstanding the foregoing, any partner of the Stockholder who is also a director of the Company may furnish information to, and participate in discussions or negotiations with, any third party if he determines in good faith, based upon the written advice of outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of his fiduciary duties under applicable law as a director of the Company.

7.   AGREEMENT TO SUPPORT MERGER.

     Stockholder, in its capacity as such, hereby agrees to support the efforts of JRCC to consummate the Merger.

8.   WAIVER OF APPRAISAL RIGHTS.

     Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have.

9.   AGREEMENT TO EXTEND NALLY & HAMILTON AGREEMENTS

     In the event the Company has not previously extended the Coal Supply Agreement and the Indenture of Sublease, each dated March 31, 1993 between Nally & Hamilton Enterprises, Inc. and the Company (the "Nally & Hamilton Agreements") prior to the effective time of the

Merger, JRCC and Stockholder agree to cause the parties to the Nally & Hamilton Agreements to extend such agreements on terms identical to those currently in effect for a period beginning on the date of the effective time of the Merger and ending on the date three years thereafter.

10.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

     Stockholder represents and warrants to JRCC, as to the Company, itself and with respect to its Shares, as follows:

     (a) Stockholder's Shares constitute all of the shares of Company Common Stock beneficially owned (as defined in Section 13(d)(3) of the Securities Act of 1934, as amended), directly or indirectly, by Stockholder, other than 2,200 shares of Common Stock owned by Leo Hamilton.

     (b) The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of Stockholder's Shares under (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder is bound,
(ii) any judgment, writ, decree, order or ruling applicable to Stockholder, or
(iii) the organizational documents of such Stockholder, if applicable.

     (c) Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and except for the notices and filings referenced in paragraph (d) below, no other actions on the part of Stockholder are required in order to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by JRCC, constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, organization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (d) Neither the execution and delivery of this Agreement nor the performance by Stockholder of its obligations hereunder will (i) violate any order, writ, injunction or judgment applicable to Stockholder or (ii) violate any law, decree, statute, rule or regulation applicable to Stockholder or require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or the federal securities laws.

11.  REPRESENTATIONS AND WARRANTIES OF JRCC.

     JRCC represents and warrants to Stockholder as follows:

     (a) JRCC is (i) duly organized and validly existing and in good standing under the laws of Virginia, (ii) has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (iii) has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by JRCC and constitutes the legal, valid and binding obligation of JRCC, enforceable against JRCC in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, organization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (b) The execution and delivery of this Agreement by JRCC does not, and the performance by JRCC of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its charter or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which JRCC is a party or by which JRCC is bound or any judgment, writ, decree, order or ruling applicable to JRCC.

     (c) Neither the execution and delivery of this Agreement nor the performance by JRCC of its obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to JRCC or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act or the federal securities laws.

12.  ENFORCEMENT OF THE AGREEMENT.

     Stockholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that JRCC will be entitled (i) to an injunction or injunctions to prevent breaches of this Agreement and (ii) to specifically enforce the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

13.  ADJUSTMENTS.

     The number and type of securities subject to this Agreement will be appropriately adjusted in the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing Stockholder's ownership of the Company's capital stock or other securities.

14.  TERMINATION.

     (a) This Agreement will automatically terminate on the earlier of (a) the effective time of the Merger and (b) 60 days following the date hereof.

     (b) Upon termination of this Agreement, all obligations of the parties hereto shall terminate except to the extent that any such party has committed a material breach of this

Agreement prior to such termination and except that the right to the Contingency Amount and JRCC's obligations under Paragraph 9 shall survive the termination of this Agreement.

15.  EXPENSES.

     All fees and expenses incurred by any of the parties hereto shall be borne by the party incurring such fees and expenses.

16.  MISCELLANEOUS.

     (a) All representations and warranties contained herein shall survive the termination hereof, but shall not survive the effective time of the Merger.

     (b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement shall be effective unless in writing signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     (c) This Agreement contains the entire agreement among JRCC and Stockholder with respect to the subject matter hereof, and supersedes all prior agreements among JRCC and Stockholder with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

     (d) The descriptive headings contained herein are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (e) Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reliable overnight courier, telecopied or mailed by first class mail, return receipt requested, to the recipient at the address below indicated.

Notices to JRCC:
----------------

James River Coal Company
701 East Byrd Street, Suite 1100
Richmond, Virginia 23219
Attention: James B. Crawford, Chairman and Chief Executive Officer Telephone Number: (804) 780-3000
Telecopy Number:  (804) 780-0643

With a copy (which will not constitute notice to JRCC) to:

Hunton & Williams
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Attention:  T. Justin Moore, III Esq.
Telephone Number: (804) 788-8464
Telecopy Number:  (804) 788-8218

Notices to Stockholder:
-----------------------

Hamilton Holdings, Ltd.
P. O. Box 157
Bardstown, Kentucky  40004
Attention:  Mr. Thomas Hamilton
Telephone Number: (502) 348-0084
Telecopy Number:  (502) 348-2552

With a copy (which will not constitute notice to Stockholder) to:

David W. Harper, Esq.
2450 Meidinger Tower
Louisville, Kentucky 40202
Telephone Number: (502) 583-3081
Telecopy Number: (502) 583-2418

or to such other address or to the attention of such other party as any party may have furnished to the other parties in writing in accordance herewith.

     (f) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

     (g) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the other parties, except that JRCC shall have the right to assign to any direct or indirect wholly owned subsidiary of JRCC any and all rights and obligations of JRCC under this Agreement, provided that any such assignment shall not relieve JRCC from any of its obligations hereunder.

     (h) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by either party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (i) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     (j) All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.


                                   HAMILTON HOLDINGS, LTD.

                                   By:  TYE FORK COAL COMPANY,
                                          General Partner


                                   By:  /s/ Thomas R. Hamilton
                                      ---------------------------------
                                      Thomas R. Hamilton, President


                                   JAMES RIVER COAL COMPANY



                                   By: /s/ James B. Crawford
                                      ---------------------------------
                                      Name:  James B. Crawford
                                      Title:  Chairman of the Board


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